Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	LANC
Wednesday, August 22, 2007	TRADED:	Nasdaq
LANCASTER COLONY CONTINUES HIGHER CASH DIVIDEND;
BOARD AUTHORIZES ADDITIONAL STOCK REPURCHASES, SETS MEETING DATE
     COLUMBUS, Ohio, Aug. 22 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 27 cents per share on the company’s common stock, payable September 28, 2007 to shareholders of record on September 10, 2007. The board voted to continue the cash dividend at the higher level set nine months ago. At that time, the company marked 44 consecutive years of increasing cash dividends each year. Lancaster Colony is one of only 22 U.S. companies to have increased cash dividends each year for 44 years.
     The board also authorized the repurchase of an additional two million shares of the company’s common stock as part of an ongoing stock repurchase program. Currently, the company has approximately 30,361,000 common shares outstanding and approximately 957,000 shares remaining under a previous repurchase authorization. The annual meeting of shareholders was set for 11:00 a.m. Monday, November 19, 2007 at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219. The record date for shareholders entitled to vote at the meeting is Friday, September 21, 2007.
     John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony, said, “The dividend reflects the company’s continued strong financial position and will be the 177th consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2008 is $1.08.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO Lancaster Colony Corporation Phone: 614/224-7141 -or- Investor Relations Consultants, Inc. Phone: 727/781-5577 or E-mail: lanc@mindspring.com